Exhibit 99.1

For Further Information:
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Human Pheromone Sciences, Inc.
84 West Santa Clara Street, Suite 720
San Jose, CA  95113
(408) 938-3030
Contacts:         William P. Horgan
                  Chairman, CEO


              Human Pheromone Sciences, Inc. and Rubinson End Talks

San Jose, California,  November 16, 2005--Human Pheromone Sciences, Inc. (OTCBB-
EROX) today announced that the Company and Rubinson and Associates have terminated their previously announced term sheet for the sale of previously unissued and unregistered shares to Rubinson and Associates.

A spokesperson for the Company indicated that it is now free to actively seek alternative financing opportunities.

Human Pheromone Sciences, Inc. is a technology-based company which develops and markets mood enhancing compounds for use in consumer products. The Company's proof-of concept products included prestige-priced fragrances and toiletries and consumer products sold under the Natural Attraction(R), REALM(R), innerREALM(R) and EROX(R) trademarks. The Company also licenses its proprietary technology to other companies for inclusion in their products for direct sale to the consumer. These products contain human pheromones, the use of which is covered under United States and foreign patents. Scientific and consumer studies have shown that the Company's human pheromones positively impact on the moods, attitudes and emotions of wearers. Further information is available on line at www.erox.com.

The statements in this news release may contain forward-looking statements that involve risks and uncertainties that could cause results to differ from predicted results. Further information on factors that could affect the Company's results is detailed in the Company's annual report to shareholders on Form 10-KSB for the year ended December 31, 2004 as filed with the Securities and Exchange Commission and the Form 10QSB for the three and nine months ended September 30, 2005. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.



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